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                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                 ANNOUNCES INCREASE IN STOCK REPURCHASE PROGRAM
                                NOVEMBER 12, 2002


WICHITA, KS --- (PRIMEZONE) --- November 12, 2002 --- Total Entertainment Restaurant Corp. today announced that its Board of Directors has authorized an increase in the Company's stock repurchase program of up to an additional 500,000 shares of the Company's common stock. Today's approval supplements the Board's authorization on October 10, 2002 to purchase up to 500,000 shares of common stock, of which 410,000 shares have already been purchased. The Company said that the timing, price, quantity and manner of purchases will be made at the discretion of management and will depend upon market conditions. The Company said the repurchases may be effected through one or more trading plans that comply with current regulations and may be suspended at any time. The Company will fund the repurchase program through available bank credit facilities.

The Company currently operates 52 restaurants under the "Fox and Hound" and "Bailey's" brand names that each provide a social gathering place offering high quality food, drinks and entertainment in an upscale, casual environment.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbors created thereby. Certain factors could cause our actual results to differ materially from those described and anticipated by the forward-looking statements, including, without limitation, potential increases in food, alcohol, labor, and other operating costs, changes in competition, inability to find suitable new locations, changes in consumer preferences or spending patterns, changes in demographic trends, effectiveness of our operating and growth initiatives and promotional efforts, and changes in government regulation. Readers are cautioned not to place undue reliance on the forward-looking statements and the Company undertakes no obligation to publicly revise the forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events or circumstances. Further information about the factors that might affect the Company's financial and other results are included in the Company's 10-K, 10-Q, and most recent registration statement, filed with the Securities and Exchange Commission.


                                    Contact:     Jim Zielke
                                                 InvestorRelations@totent.com
                                                 316/634-0505 [x30]